Exhibit 99.1

NEWS RELEASE

FOR RELEASE THURSDAY, JULY 22, 2004 AT 7:00 AM EDT

Contacts:
Clare Midgley (investor) (617) 679-7480 Gina Price Nugent (investor) (617) 551-3611	Kelly Lindenboom (media) (617) 679-7405

MILLENNIUM REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS
— 18 percent increase in VELCADE® (bortezomib) for Injection sales from first quarter;
net loss narrows —

CAMBRIDGE, Mass., July 22, 2004 -- Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the quarter ended June 30, 2004 and updated guidance for the full year 2004.

“We are very encouraged by the 18 percent growth of VELCADE sales from the first quarter driven by increased use in multiple myeloma,” said Mark Levin, chief executive officer. “With our significant and growing revenue stream, we continue to invest in our promising pipeline, making it one of the strongest and most differentiated in the sector. This quarter’s performance demonstrates our success in increasing revenue and decreasing net loss while continuing to yield short-term results that will drive us toward our non-GAAP profitability goal in 2006.”

Revenue

Total revenue for the quarter ended June 30, 2004 was $145.3 million, compared to $121.7 million for the same period in 2003, driven primarily by U.S. net product sales of VELCADE. Total revenue consists of net product sales, co-promotion revenue, and strategic alliance revenue.

Net product sales of VELCADE for the quarter ended June 30, 2004 were $35.0 million. For the same period in 2003, net product sales of VELCADE were $7.9 million representing approximately six weeks of sales following the U.S. product launch on May 20, 2003.

Co-promotion revenue, based on worldwide sales of INTEGRILIN® (eptifibatide) Injection for the quarter ended June 30, 2004 was $48.7 million, compared to $53.2 million for the same period in 2003. The decrease in co-promotion revenue reflects a decrease in U.S. ex-factory sales, offset in part by higher net expense reimbursement from the Company’s partner, Schering-Plough Corporation.

U.S. ex-factory sales of INTEGRILIN® (eptifibatide) Injection for the quarter ended June 30, 2004 were $71.6 million compared to $86.7 million for the same period in 2003, as provided to Millennium by Schering-Plough. Hospital unit demand increased approximately three percent for the quarter compared to the same period last year, according to third-party reports.

Strategic alliance revenue for the quarter ended June 30, 2004 was $61.7 million, compared to $60.7 million for the same period in 2003. The increase in strategic alliance revenue was primarily attributable to milestone payments received from the Company’s partner, Ortho Biotech Products, L.P., a member of the Johnson & Johnson family of companies, for VELCADE® (bortezomib) for Injection, offset by a decrease in revenue from the Company’s early discovery collaboration with Bayer HealthCare AG and the technology collaboration with Aventis Pharmaceuticals, Inc.

Expenses

Research and development (R&D) expenses for the quarter ended June 30, 2004 were $104.4 million, compared to $130.6 million for the same period in 2003. This decrease reflects the reduction in discovery headcount and related costs resulting from the Company’s 2003 restructuring effort.

Selling, general and administrative (SG&A) expenses for the quarter ended June 30, 2004 were $46.8 million, compared to $40.8 million for the same period in 2003. Sales and marketing expenses increased in the 2004 period as a result of the increased spend for VELCADE and the expanded sales force for INTEGRILIN. The increase was partially offset by lower G&A expenses resulting from the 2003 restructuring.

Other Income, Net

Other income, net for the quarter ended June 30, 2004 was $3.6 million, compared to other income, net of $43.6 million for the same period in 2003. Included in the 2003 period was a $40.0 million gain based on the achievement of a pre-specified sales threshold of Campath® (alemtuzumab) humanized monoclonal antibody. The final $40.0 million payment for Campath was recognized by the Company in the first quarter 2004.

Net Loss

Net loss on a GAAP basis for the quarter ended June 30, 2004 was $53.9 million or $0.18 per share compared to $107.1 million or $0.36 per share for the same period in 2003. This decrease in GAAP net loss is primarily a result of decreased restructuring charges, increased VELCADE revenue, and reduced R&D spend. The favorable variance in 2004 was partially offset in the year-over-year comparison by the Campath gain which was recognized in the second quarter of 2003. Included in the quarters ended June 30, 2004 and 2003, respectively, was a $25.2 million restructuring charge relating primarily to lease termination costs, and a $65.3 million restructuring charge attributable to the write-off of certain assets, facilities, and personnel termination costs.

Non-GAAP net loss for the quarter ended June 30, 2004 was $20.3 million or $0.07 per share, compared to $21.7 million or $0.07 per share for the same period in 2003.

The Company reports non-GAAP net loss, non-GAAP projected net loss and non-GAAP profitability, each of which excludes certain non-operational and restructuring charges, non-cash charges and specified other charges that management generally does not consider in evaluating the Company’s ongoing operations. Because of the nature and extent of certain of these charges, the Company cannot always quantify corresponding projected net loss and profitability, calculated in accordance with U.S. generally accepted accounting principles (GAAP) for all future periods. These excluded charges may be significant to the Company’s business operations. The Company provides non-GAAP results as a complement to GAAP results. Management believes these non-GAAP measures are helpful to investors because they help indicate underlying trends in the Company’s core operations and provide useful period to period financial comparisons. A reconciliation of non-GAAP to GAAP is included in the attached condensed consolidated financial statements.

Cash and Debt

As of June 30, 2004, the Company had $816.3 million in cash, cash equivalents and marketable securities, and $105.5 million outstanding in principal amount of convertible debt.

2004 Financial Outlook

•	Product Sales:

—	The Company is confirming guidance for U.S. net product sales of VELCADE® (bortezomib) for Injection of $140 million to $160 million.

—	The Company believes it will not achieve guidance for U.S. ex-factory sales of INTEGRILIN® (eptifibatide) Injection of $320 million to $335 million. Although demand continues to increase, the gap between ex-factory sales and demand sales has continued longer than expected. Because Schering-Plough manages product distribution, the Company has limited insight into the forces driving this gap, and we are unable to provide a new guidance range at this time.

•	Net Loss: The Company is confirming guidance for net loss on a GAAP basis of $255 million to $285 million and a non-GAAP net loss of $175 million to $200 million with the difference between the GAAP and non-GAAP net loss attributable to restructuring and amortization charges.

•	Cash and Debt: The Company is confirming guidance for cash, cash equivalents, and marketable securities balance at the end of 2004 will be approximately $700 million with $105.5 million outstanding in principal amount of convertible debt.

Marketed Product Highlights

VELCADE® (bortezomib) for Injection

VELCADE is the U.S. market leader in its approved indication for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy with greater than 50 percent market share.

In June, the European Commission granted marketing authorization for VELCADE® (bortezomib) for Injection for the treatment of patients with multiple myeloma who have received at least two prior therapies and have demonstrated disease progression on their last therapy. VELCADE is now available in the 25 member states of the European Union and in Norway and Iceland. Ortho Biotech Products, and its affiliate Janssen-Cilag, launched and will continue to market the product outside the U.S. The Company will receive royalties on sales in these areas. This quarter, the Company received milestone payments of $35.0 million for the approval of VELCADE in the European Union and $15.0 million for reaching a pre-specified sales threshold. The Company has received over $100.0 million from Ortho Biotech in upfront and milestone payments since the inception of the partnership on June 30, 2003.

At the 2004 American Society of Clinical Oncology (ASCO) meeting, encouraging data were presented on VELCADE including the following.

In multiple myeloma:

•	In the phase III APEX study which included 669 patients who had received one to three prior therapies, VELCADE as a single agent compared to dexamethasone demonstrated a statistically significant 30 percent reduction in the risk of death at one year in the final analysis and a 58 percent improvement in time to progression in the interim analysis. Adverse events were similar to those observed in other clinical trials with VELCADE and included gastrointestinal events, fatigue, and sensory neuropathy.

•	In a phase II trial with 24 evaluable front line patients, the best overall response rate in patients receiving either VELCADE alone or VELCADE with added dexamethasone was 79 percent. Adverse events were generally manageable and predictable and included peripheral neuropathy, infection, and gastrointestinal events.

•	In a phase I/II trial with 21 evaluable front line patients, VELCADE in combination with doxorubicin and dexamethasone (PAD) demonstrated a 94 percent response rate. Grade 3 painful neuropathy was experienced in 10 percent of patients.

In non-Hodgkin’s lymphoma:

•	In a phase II trial with 29 evaluable relapsed and refractory patients from several subtypes of non-Hodgkin’s lymphoma, VELCADE as a single agent demonstrated an overall response rate of 55 percent.

•	In an additional phase II trial with 42 evaluable relapsed and refractory patients from several subtypes of non-Hodgkin’s lymphoma, VELCADE as a single agent showed an overall response rate of 33 percent.

•	Toxicities were manageable in both studies.

In non-small cell lung cancer (NSCLC):

•	In an interim analysis of the Company’s phase II trial in 60 evaluable second line patients:

—	VELCADE alone demonstrated 10.3 percent response rate, with 17.2 percent of patients reaching stable disease.

—	VELCADE in combination with docetaxel achieved a 16.1 percent response rate, with 45.2 percent of patients reaching stable disease.

•	In a phase I trial of 12 evaluable front line patients with advanced NSCLC, VELCADE in combination with gemcitabine and carboplatin showed a 33 percent response rate with 58 percent of patients achieving stable disease.

•	VELCADE alone and in combination was generally well tolerated in both studies.

The Company initiated a multicenter phase II clinical trial of VELCADE® (bortezomib) for Injection in combination with rituximab in patients with relapsed or refractory indolent (follicular and marginal zone) non-Hodgkin’s lymphoma.

“Our market research following ASCO confirms our expectations for strong momentum in VELCADE sales for the second half of the year,” said Kenneth Bate, chief financial officer and head of commercial operations. “Physicians share our excitement over the data and expressed intent to use the drug in a larger share of patients over the next year.”

INTEGRILIN® (eptifibatide) Injection

INTEGRILIN continues to be the U.S. market leader both in patient share and dollar share for GP IIb-IIIa inhibitors, with approximately 75 percent and 60 percent, respectively, based on third party audit reports for May 2004.

The Company began recruiting clinical sites and enrolling patients for the EARLY ACS trial. The trial will evaluate the benefit of INTEGRILIN compared to placebo in reducing death and other major adverse cardiac events, including heart attack, within 96 hours and up to 30 days following randomization. EARLY ACS is designed to include up to 10,500 patients at 500 sites worldwide. This trial marks an important Company goal and strategic imperative for the continued growth strategy for INTEGRILIN that will help define the optimal treatment strategy for patients at high-risk of having a heart attack.

The Company and GlaxoSmithKline plc (GSK) announced an agreement in which GSK will exclusively market INTEGRILIN in Europe. This commercialization alliance is designed to provide significant sales and marketing support to both optimize INTEGRILIN European sales in high-risk ACS patients and to capitalize on growth opportunities. INTEGRILIN is currently co-promoted and co-developed by the Company and Schering-Plough in the U.S. With its 180-person critical care sales force, GSK will actively commercialize INTEGRILIN in Europe upon the approved transfer of marketing authorizations, which is anticipated to be complete by December 2004.

Clinical Highlights

Findings from a phase I study of MLN2704, presented at ASCO, showed preliminary durable biologic activity in refractory androgen-independent prostate cancer patients. Of 11 patients with measurable disease, one patient achieved a partial response. In addition, one patient sustained a greater than 50 percent decrease in prostate specific antigen level. Toxicities were generally low-grade (I and II) and manageable. MLN2704 is a potential novel treatment for prostate cancer and is composed of a de-immunized monoclonal antibody directed at prostate specific membrane antigen (PSMA) conjugated to the chemotherapeutic agent DM1. A phase I/II multi-ascending dose study is currently in process.

The Company gained back the rights for MLN02, an investigational, novel monoclonal antibody, from Genentech, Inc. In phase II trials, MLN02 met its primary efficacy endpoint in patients with ulcerative colitis and its secondary endpoint in patients with Crohn’s disease. With the achievement of this important clinical goal, the Company is proceeding with the development of the molecule including optimizing a commercial manufacturing process.

The Company signed a research agreement for a family of proteasome inhibitors and a related chemical synthesis process with Harvard University and Professor E.J. Corey, Sheldon Emery Professor of Chemistry, Harvard University, the 1990 Nobel laureate in chemistry and the recipient of the 2004 Priestley Medal. The goal of the relationship is to collaborate on the development of new proteasome inhibitors with highly desirable properties for drug development such as oral bioavailability, enhanced efficacy and improved safety.

“We are excited about these programs as they demonstrate our breadth of knowledge in key pathways and our strategy of exploring multiple indications for each individual molecule,” said Robert I. Tepper, M.D., president of research and development. “Our development pipeline is progressing with demonstrated efficacy in a number of clinical candidates including MLN2704 and MLN02, making our pipeline one of the strongest in the sector.”

About VELCADE® (bortezomib) for Injection

VELCADE is approved for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy. The effectiveness of VELCADE is based on response rates. There are no controlled trials demonstrating a clinical benefit, such as improvement in survival. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, orthostatic hypotension, congestive heart failure, gastrointestinal adverse events, thrombocytopenia, and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 228 patients who were treated with VELCADE® (bortezomib) for Injection 1.3 mg/m2/dose in phase II studies, the most commonly reported adverse events were asthenic conditions (65%), nausea (64%), diarrhea (51%), decreased appetite including anorexia (43%), constipation (43%), thrombocytopenia (43%), peripheral neuropathy (37%), pyrexia (36%), vomiting (36%), and anemia (32%). Fourteen percent of patients experienced at least one episode of Grade 4 toxicity, with the most common toxicities being thrombocytopenia (3%) and neutropenia (3%). A total of 113 (50%) of the 228 patients experienced Serious Adverse Events (SAEs) during studies. The most commonly reported SAEs included pyrexia (7%), pneumonia (7%), diarrhea (6%), vomiting (5%), dehydration (5%), and nausea (4%).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-(866)-VELCADE.

About INTEGRILIN® (eptifibatide) Injection

INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (unstable angina/non-ST-segment myocardial infarction), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI). It is also indicated in the United States for the treatment of patients at time of PCI, including in patients undergoing intracoronary stenting.

INTEGRILIN® (eptifibatide) Injection is contraindicated in patients with a history of bleeding diathesis, or evidence of abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure greater than 200 mm Hg or diastolic blood pressure greater than 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within the preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral GP IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product. Bleeding is the most common complication encountered during INTEGRILIN therapy. The majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo.

For inquiries about INTEGRILIN, patients and physicians can call 1-(888)-267-4-MED.

About The Company

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE® (bortezomib) for Injection, a novel cancer product, co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in three therapeutic areas: oncology, cardiovascular, and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized drug discovery platform, the Company is seeking to develop breakthrough products.

This press release contains “forward-looking statements,” including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in our drug discovery and clinical development programs; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of VELCADE® (bortezomib) for Injection and INTEGRILIN® (eptifibatide) Injection; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editor’s Note: This release is available under the Media section on the Company’s website at www.millennium.com.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES:
Net product sales	$34,972	$7,869	$64,620	$7,869
Co-promotion revenue	48,651	53,151	96,477	104,032
Revenue under strategic alliances	61,697	60,702	76,788	91,536

Total revenues	145,320	121,722	237,885	203,437

COSTS AND EXPENSES:
Cost of sales (Note 1)	18,061	15,612	33,832	31,261
Research and development	104,382	130,575	200,660	257,385
Selling, general and administrative	46,768	40,775	91,597	79,205

Total costs and expenses	169,211	186,962	326,089	367,851

OTHER INCOME (EXPENSE):
Investment income, net	6,147	8,697	12,535	18,304
Interest expense	(2,596)	(5,118)	(5,287)	(15,535)
Gain on sale of equity interest in joint venture	–	40,000	40,000	40,000

Total other income (expense)	3,551	43,579	47,248	42,769

NON – GAAP NET LOSS (Note 2)	$(20,340)	$(21,661)	$(40,956)	$(121,645)

Amortization of intangibles	(8,378)	(9,676)	(16,756)	(19,352)
Restructuring charges	(25,191)	(65,310)	(36,784)	(93,505)
Debt financing charge (Note 3)	–	(10,496)	–	(10,496)

NET LOSS	$(53,909)	$(107,143)	$(94,496)	$(244,998)

NON – GAAP NET LOSS PER SHARE	$(0.07)	$(0.07)	$(0.13)	$(0.41)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.18)	$(0.36)	$(0.31)	$(0.83)

Weighted average shares, basic and diluted	304,714	297,231	304,063	295,100

Note 1: Cost of sales includes manufacturing related expenses associated with the sale of VELCADE® (bortezomib) for Injection and INTEGRILIN® (eptifibatide) Injection, which were previously a component of cost of co-promotion. Current and prior period INTEGRILIN related advertising and promotional expenses, which were previously included in cost of co-promotion, are now classified as selling, general and administrative expenses.

Note 2: Amortization of intangibles, restructuring charges and debt financing charge are deducted in accordance with generally accepted accounting principles in the United States (“GAAP”) to arrive at GAAP reported net loss for the periods presented.

Note 3: Debt financing charge for the 2003 periods presented represents the write off of approximately $12.4 million of unamortized debt issuance costs associated with the $600.0 million convertible notes assumed in the COR merger (the “COR notes”), offset by $1.9 million relating to the expired premium put on the untendered bonds.

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)

Cash, cash equivalents and marketable securities	$816,299	$915,303
Other current assets	224,716	199,445
Property and equipment, net	224,440	231,469
Restricted cash and other assets	29,159	31,064
Goodwill and intangible assets, net	1,620,601	1,632,982

Total assets	$2,915,215	$3,010,263

Current liabilities	$241,176	$255,758
Restructuring, net of current portion	54,666	46,614
Deferred revenue, net of current portion	12,353	13,015
Capital lease obligations, net of current portion	82,519	87,889
Long term debt	105,461	105,461
Stockholders' equity	2,419,040	2,501,526

Total liabilities and stockholders' equity	$2,915,215	$3,010,263